Exhibit 32
Section 906 Certification
Sarah E. Nash, the Executive Chair and Interim Chief Executive Officer, and Wendy C. Arlin, the Executive Vice President and Chief Financial Officer, of Bath & Body Works, Inc. (the “Company”), each certifies that, to the best of our knowledge:
(i)the Quarterly Report of the Company on Form 10-Q dated November 30, 2022 for the period ending October 29, 2022 (the “Form 10-Q”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(ii)the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ SARAH E. NASH
Sarah E. Nash
Executive Chair and Interim Chief Executive Officer

/s/ WENDY C. ARLIN
Wendy C. Arlin
Executive Vice President and Chief Financial Officer

Date: November 30, 2022